Exhibit 10.2

January 6, 2020

Kevin McDonnell

Dear Kevin,

Congratulations!  We are pleased to offer you the position as Senior Vice President & Chief Financial Officer within AeroVironment, Inc. located in Simi Valley, CA.  This letter outlines the basic components of your offer.

Base Salary:

Your starting base weekly salary will be $7,692.31, which if annualized is $400,000 per year.  You will be classified as an exempt-salaried, full-time employee.

Benefits:

You will be eligible to receive company benefits including medical, dental, vision, life insurance, 401k, paid holidays, paid vacation days and paid sick days in accordance with the eligibility terms and conditions of these programs.

Bonus:

You will be eligible to participate annually in our Section 16 Short Term Incentive Plan.  Your annual bonus target will be $250,000.  Additional details of the bonus plan will be provided separately after you start employment.  All bonus compensation and participation is at the discretion of the company and your actual bonus payout will vary based upon company and business performance. FY20 began on May 1, 2019 and will end on April 30, 2020. Your bonus for FY20 plan year will be prorated and have a minimum payout of $75,000.

Equity Award Plan:

You will be eligible to participate in the AeroVironment 2006 Equity Incentive Plan.  Your target annually will be initially set at $400,000 subject to annual review by the Compensation Committee of the Board of Directors.  We will recommend that the Company’s Compensation Committee grant you the following equity awards for the FY2021 – 2023 Equity Award Plan:

a)	$260,000 of Performance Restricted Stock Units which will vest based upon the Company’s achievement of pre-established financial metrics over the cumulative three year FY2021-2023 period; and
b)

$140,000 of Restricted Stock Awards which will vest in three equal amounts over a three-year period, with the first vesting beginning approximately one year after the grant date of such awards (projected first vesting on July 11, 2021).

The number of shares subject to each award will be determined based on the Company’s share price on the date of grant.

Restricted Stock Award:

You will be eligible to participate in the AeroVironment 2006 Equity Incentive Plan.  We will recommend that the Company’s Compensation Committee grant you the following equity awards at its next regularly scheduled meeting after your start date:

a)	$250,000 of Restricted Stock Awards which will vest in five equal amounts over a five-year period, with the first vesting beginning approximately one year after the grant date of such awards.

The number of shares subject to each award will be determined based on the Company’s share price on the date of grant.

ITAR Notification:

AeroVironment is a government contractor which requires us to meet International Traffic in Arms Regulations (ITAR).  These regulations prohibit foreign nationals from working on certain and possibly all of the Company’s products.  You are required to provide documentation validating your U.S. person status no later than your start date as defined in the ITAR and Export Administration Regulations (EAR).  In order to be a U.S. person for ITAR and EAR purposes, you must: (i) be a citizen or national of the United States; or (ii) be a lawful permanent resident (i.e. “green card holder”) of the United States; or (iii) have been admitted to the United States as a refugee, or have been granted asylum, provided that you have applied for naturalization within six months of the date you first became eligible, and if not yet accepted, you are actively pursuing naturalization after two years from the date of your application.  Consequently, if you are unable to meet these ITAR requirements, your employment relationship with the Company will be affected to include separation from employment.

Conditions of Employment:

This offer and your employment at AeroVironment are contingent upon the following:

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Your providing satisfactory documentation to AeroVironment concerning your employment eligibility as required by Congress under the Immigration Reform and Control Act of 1986.  You must complete and return the I-9 Employment Eligibility form with its supporting documentation to AeroVironment on your first day of employment.

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AeroVironment must verify that all new US employees are eligible to work in the US using the E-Verify System.  The E-Verify process must be done in a non-discriminatory manner and, in the case of new employees, only after the individual has accepted an offer of employment and completed the Form I-9.

-	Your completing all required employment documents that AeroVironment presents to you. This includes the Patent and Confidentiality Agreement which must be signed by your first day of employment.
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AeroVironment’s completion of a satisfactory investigation of your background.  You agree to release AeroVironment, its employees and agents, and any individuals who may provide AeroVironment with information regarding your background from any liability in connection with this background check.

-	Satisfactory completion of the drug screening. Failure to pass or take the drug test will result in a withdrawal of our offer of employment.

This offer packet constitutes the entire offer between you and AeroVironment.  It supersedes all previous communications, representations and understandings, either oral or written.

By signing below you acknowledge your understanding that your employment with AeroVironment is at-will.  As such the terms of this offer letter are not intended and shall not be deemed a contract of employment.  Continued employment is based on performance and the needs of the business.

To accept this offer, please sign this letter below and return it to the department of People and Culture.  This offer will remain valid until January 8, 2020  and assumes that you will begin employment on February 3, 2020.  If you have any questions, please contact me at (805) 581-2198 ext.1904.

Sincerely,

/s/ Alison Roelke
Alison Roelke
Vice President, People & Culture

I accept the offer and conditions described in this letter.  My signature below acknowledges that I have given my prior permission to begin the pre-employment background check including References, Criminal History, Education, DMV, Drug Screening and credit check as it applies to my position.

/s/ Kevin McDonnell	1-13-2020
Kevin McDonnell	Date